                                                                  Exhibit 4.3(a)


                  AMENDMENT NO. 1, dated December 29, 1999 (this "Amendment"), to the Amended and Restated Shareholders Agreement, dated as of December 14, 1999 (the "Shareholders Agreement"), by and among SSCI INVESTORS LLC, a Delaware limited liability company (the "Buyer"), SOVEREIGN SPECIALTY CHEMICALS, INC., a Delaware corporation (the "Company") and SOVEREIGN SPECIALTY CHEMICALS, L.P., a Delaware limited partnership (the "Shareholder"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Shareholders Agreement.

                  WHEREAS, the Shareholder and the Buyer have entered into the Stock Purchase Agreement, dated November 24, 1999 (as amended, the "Purchase Agreement"), that provides for the sale by the Shareholder to the Buyer of certain shares of the Company; and

                  WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Company, the Buyer and the Shareholder have entered into the Shareholders Agreement; and

                  WHEREAS, the parties desire to amend the Shareholders Agreement and related arrangements as provided herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

                  SECTION 1.  Amendment.

                  1.1 Section 3.3(b) of the Shareholders Agreement is hereby amended and restated as follows:

                           "(b) Notwithstanding the foregoing, Section 3.3(a)
                  shall not restrict (i) the payment of (x) any management fees payable to Investor LLC Parties or their Affiliates in an annual amount of up to $1.6 million which cap may be increased from time to time by the Company's Board of Directors to proportionately reflect the expansion of the Company including the expansion of the equity capitalization of the Company or
                  (y) any transaction or financing fees to Investors or its Affiliates, which fees shall be customary, taking into account any fees paid to third party service providers in any such transaction, as well as, in the case of clause (x) and (y), any related out of pocket expenses, (ii) compensation arrangements with officers, directors and employees of the Company and its Subsidiaries, (iii) the granting or exercise of stock options to directors, employees or consultants of the Company and its Subsidiaries in an aggregate amount not to exceed 15% of the Shares outstanding on a fully diluted basis (giving effect to stock options) from time to time, (iv) purchase of Shares by employees under employee stock purchase plans or otherwise, (v) registration rights granted by the Company to shareholders or Affiliates of shareholders, (vi) customary director and officer indemnification or matters relating thereto and (vii) the redemption or purchase of Shares having original cost to the Investor LLC Parties and their Affiliates of not more than an aggregate $5 million by the Company from the Investors LLC Parties and their Affiliates in connection with employee stock purchases."

                  1.2 Subsection 3.3(c) shall be amended to add the following at the end of the current text:

                  ", including the payment of expenses of such shareholders. The parties hereto consent to the payment of expenses by the Company in connection therewith and the payment of fees and expenses set forth under Section 3.3(b) above."

                  1.3 The reference in the legend in Section 4.1(b) of the Shareholders Agreement to "SHAREHOLDERS AGREEMENT DATED AS OF NOVEMBER 24, 1999 (AS AMENDED AND RESTATED AS OF DECEMBER 14, 1999)" shall be amended and restated as follows:

                  "AMENDED AND RESTATED SHAREHOLDERS AGREEMENT DATED AS OF DECEMBER 14, 1999, AS AMENDED"

                  1.4 Subsection 4.4(iv) shall be amended to add the following sentence after clause (y):

                  "This Section shall not apply to, and the 15% computation shall exclude, any redemption or Transfer of Shares made in connection with employee stock purchases in compliance with clause (vii) of Section 3.3(b).

                  1.5 Schedule 2.3 of the Shareholders Agreement (which was not previously attached) setting forth the ownership of the Shares held by each SSC Party as of the Closing Date shall be in the form attached to this Amendment and shall indicate thereon the Shares acquired by the SSC Parties pursuant to the exercise of options or rights which became exercisable (or by reason of the elimination of restrictions which were cancelled) by reason of the execution or consummation of the Stock Purchase Agreement.

                  1.6 It is hereby acknowledged and agreed that, notwithstanding anything to the contrary in the Shareholders Agreement, as amended hereby, no employee of the Company or their Permitted Transferees shall have any rights under this Shareholders Agreement and any arrangements with respect to similar matters among Buyer, the Company and the employees of the Company or their Permitted Transferees shall be governed by that certain shareholders agreement contemplated to be entered into as if the Closing Date among Buyer, the Company and certain employees of the Company, as such may be amended from time to time.

                  1.7 Notwithstanding anything to the contrary in the Shareholders Agreement, as amended hereby, in no event shall any SSC Party (other than J.P. Morgan and its affiliates who shall be entitled to Transfer Shares inter se in accordance with the Shareholder Agreement) Transfer any Shares to J.P. Morgan or its designees or affiliates (the "J.P. Morgan Parties") without the prior consent of Investors LLC. Investors LLC hereby consents to the Transfer by the SSC Parties to the J.P. Morgan Parties of not more than 10.8% of the Shares in the aggregate. Sovereign Specialty Chemicals, L.P. and the other parties to the Shareholders Agreement agree that the confirmation provided by AEA Investors Inc. that it would consent to a transfer of Shares to J.P. Morgan Capital set forth in that certain letter dated November 24, 1999 provided by AEA Investors Inc. to Sovereign Specialty Chemicals, L.P is hereby superseded in its entirety.

                  SECTION 2 Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Shareholders Agreement shall remain in full force and effect in all respects.

                  SECTION 3 Governing Law. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  SECTION 4 Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

                                       SSCI INVESTORS LLC

                                       By: __________________________________
                                            Name:
                                            Title:

                                       SOVEREIGN SPECIALTY CHEMICALS, L.P.
                                         By: Sovereign Chemicals Corporation
                                            Its:  General Partner

                                       By: __________________________________
                                            Name:
                                            Title:

                                       SOVEREIGN SPECIALTY CHEMICALS, INC.

                                       By: __________________________________
                                            Name:
                                            Title:

                                  Schedule 2.3

Shareholder                           Common Stock      Non-Voting Common Stock
-----------                           ------------      -----------------------
Karl D. Loos                              1,801.16                -
Charles A. Aldag, Jr.                       673.96                -
Reeve B. Waud                            17,718.47            40,577.74
Waud Family Partners, L.P.                4,255.84             4,714.39
Waud CapitalManagement , L.L.C.           3,114.49             3,449.98
Waud Capital Partners-II, L.P.           57,780.22            64,008.03
Waud Capital Partners-I, L.P.            62,989.47            69,795.36